Exhibit 99.1
CONTACT:	Robert Hodgson (949) 255-0500 bhodgson@calfirstbancorp.com

CFNB SECOND QUARTER EARNINGS DOWN 34% IN ABSENCE OF
INVESTMENT GAINS AND ON LOWER LOAN INCOME

IRVINE, CALIFORNIA, January 26, 2012 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.1 million for the second quarter ended December 31, 2011, a decline of 34% from net earnings of $3.1 million for the second quarter of fiscal 2011. For the six months ended December 31, 2011, net earnings were down just 5% to $4.5 million from $4.8 million for the first six months of fiscal 2011. Diluted earnings per share in the second quarter of $0.20 were down 34% from $0.30 from the second quarter of fiscal 2011, while diluted earnings per share of $0.44 for the first six months of fiscal 2012 were down 5% from $0.46 per share for the same period of fiscal 2011.

The decline in net earnings from the second quarter and first six months of fiscal 2011 is largely due to large gains realized on the sale of investment securities during the prior year periods. Excluding investment gains from both periods, gross profit during second quarter declined by 6%, while gross profit for the first six months of fiscal 2012 is up 10% from the prior year.

Gross profit of $6.4 million for the second quarter ended December 31, 2011 declined from the second quarter of the prior year by $1.6 million, or 20%. Total direct finance, loan and interest income for the second quarter of fiscal 2012 decreased 9% to $5.9 million from $6.5 million during the second quarter of the prior year. A $662,000, or 39%, decline in commercial loan income accounted for the decrease and was due to a 14% decrease in average loan balances and a 196 basis point decline in average yield. Interest expense paid on deposits and borrowings during the second quarter of fiscal 2012 decreased by $57,000, or 7%, reflecting a 34 basis point drop in average interest rates paid offset by a 21% increase in average balances. For the second quarter of fiscal 2012, the Company did not record a provision for credit losses, compared to a $500,000 provision during the second quarter of fiscal 2011. The lack of provision in 2012 is due to a 9% decline in the commercial loan portfolio from $93.7 million at June 30, 2011 to $85.0 million at December 31, 2011, along with some improvement in credit metrics. All of these factors led to a $60,000, or 1%, decrease in net direct finance and interest income after provision for credit losses to $5.1 million.

Total non-interest income of $1.3 million for the second quarter of fiscal 2012 was down 54% from $2.8 million for the same period of the prior year. Included in non-interest income during the second quarter of fiscal 2012 was $56,000 of gains realized on retirement of a security, while fiscal 2011 included investment gains of $1.2 million. Excluding such investment gains, other non-interest income of $1.2 million declined from $1.6 million during the second quarter of the prior year primarily due to lower income realized from the re-lease of property on leases reaching the end of term during the period.

For the six months ended December 31, 2011, gross profit of $13.5 million was 1% below $13.7 million for the same period of the prior year. Total direct finance, loan and interest income for the first six months of fiscal 2012 decreased 3% to $12.0 million due to an $872,000 decrease in commercial loan income that was offset only partly by a $423,000 increase in direct finance income. During the first six months of fiscal 2012, the average investment in commercial loans fell 3% to $87.3 million, while the average investment in leases increased 15% to $228.8 million, and the average yield on leases and loans held in the Company's own portfolio decreased by 92 basis points to 6.58%. The average yield on cash and investments decreased 43 basis points to 2.04% for the six months ended December 31, 2011, while average balances increased 25% to $161 million. For the six months ended December 31, 2011, interest expense on deposits and borrowings decreased by $98,000 to $1.7 million, reflecting a 36 basis point decrease in average rates paid on average balances that increased by 23% to $279.1 million. For the first six months of fiscal 2012, the Company did not record a provision for credit losses, compared to a provision of $775,000 in fiscal 2011. The large provision during the first six months of fiscal 2011 was largely due to significant growth in the commercial loan portfolio to $108.3 million at December 31, 2010, which has since been reduced to $85.0 million at December 31, 2011.

Total non-interest income of $3.2 million for the first six months of fiscal 2012 was down 17% from $3.8 million during the comparable period of fiscal 2011. Fiscal 2011 non-interest income included $1.4 million of gains realized on the sale of investment securities while the first six months of fiscal 2012 included investment gains of $56,000. Excluding such investment gains, other non-interest income for the six months ended December 31, 2011 was $3.1 million, up 30% from $2.4 million for the first six months of the prior year. This increase in other income was largely due to higher income realized from the sale or re-lease of property on leases reaching the end of term during the period.

During the second quarter of fiscal 2012, CalFirst Bancorp's non-interest expense of $3.1 million was 4% higher than the prior year, while non-interest expense of $6.2 million for the first six months of fiscal 2012 was up 4% from $6.0 million for the first six months of fiscal 2011. The increase in expenses during both periods is due primarily to higher compensation expenses being recognized during the periods, as a smaller percent of origination expenses related to the sales organization are being deferred.

Commenting on the results, Mr. Paddon, President and Chief Executive Officer, indicated, "Results for the first six months benefited from a 15% increase in the average investment in leases, but was offset by lower yields earned on all investments that were not equally balanced by lower interest expense. Lease bookings during the second quarter of fiscal 2012 of $51.2 million were down 26% from $69.2 million booked during the 2011 second quarter, and included $7.8 million of lease purchases, compared to $27.3 million of lease purchases during the second quarter of fiscal 2011. There were no new commercial loans added in the quarter, compared to $30.7 booked during the second quarter of fiscal 2011, resulting in a 49% decrease in total loan and leases booked in the quarter ending December 31, 2011. For the six months ended December 31, 2011, total lease bookings of $90.9 million were 7% below $97.6 million booked in the first half of fiscal 2011, but included only $12.7 million of lease purchases compared to $32.4 million of lease purchases in the same period in fiscal 2011. Bookings of direct leases for the six months were up 20% to $78.2 million. In the absence of commercial loan growth and with lower lease purchases, total lease and loan bookings for the first six months were $96.1 million, a decline of 42% from the first six months of the prior year. The net investment in leases and loans of $326.8 million at December 31, 2011 is up 3% from June 30, 2011, but is 2% lower than the level at December 31, 2010.

"During the second quarter of fiscal 2012, direct lease originations were only 11% below the second quarter of fiscal 2011, but total direct lease originations and loan and lease purchase commitments were down 38% due to the continued restriction on loan development. For the first six months of fiscal 2012, direct lease originations were down 4%, while total originations were down 41%. The estimated backlog of approved lease and loan commitments of $91 million at December 31, 2011 is 4% below the level at the end of the second quarter of fiscal 2011. We continue to focus efforts on direct and third party lease activities, and believe we are seeing progress.

"During the second quarter CalFirst Bank paid off $10 million in borrowings from the Federal Home Loan Bank Board, reducing the Company's total assets to $492.8 million at December 31, 2011, supported by a capital base of $191.5 million."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2011 Annual Report on Form 10-K and the 2012 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31 ,
	2011	2010	2011	2010
Direct finance and loan income	$ 5,118	$ 5,785	$ 10,403	$ 10,852
Investment and interest income	807	757	1,645	1,595
Total direct finance, loan and interest income	5,925	6,542	12,048	12,447
Interest expense on deposits and borrowings	808	865	1,690	1,787
Net direct finance, loan and interest income	5,117	5,677	10,358	10,660
Provision for credit losses	-	500	-	775
Net direct finance, loan and interest income, after provision for credit losses	5,117	5,177	10,358	9,885
Non-interest income
Operating and sales-type lease income	349	837	1,775	1,245
Gain on sale of leases and leased property	795	602	1,115	748
Gains recorded on investment securitites	56	1,194	56	1,402
Other fee income - net	113	194	219	399
Total non-interest income	1,313	2,827	3,165	3,794

Gross Profit	6,430	8,004	13,523	13,679
Non-interest expenses
Compensation and employee benefits	2,271	2,114	4,500	4,203
Occupancy	239	238	478	474
Professional Services	124	118	272	241
Other general and administrative	471	506	936	1,043
Total non-interest expenses	3,105	2,976	6,186	5,961
Earnings before income taxes	3,325	5,028	7,337	7,718
Income taxes	1,263	1,923	2,788	2,952

Net earnings	$ 2,062	$ 3,105	$ 4,549	$ 4,766

Basic earnings per share	$ 0.20	$ 0.30	$ 0.44	$ 0.46
Diluted earnings per share	$ 0.20	$ 0.30	$ 0.44	$ 0.46

Weighted average common shares outstanding	10,420	10,276	10,419	10,263
Diluted number of common shares outstanding	10,431	10,366	10,429	10,353

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2011	June 30, 2011
ASSETS
Cash and short term investments	$ 66,446	$ 97,302
Investment securities	63,743	66,321
Net receivables	2,085	2,198
Property for transactions in process	25,616	29,199
Net investment in leases	241,843	223,449
Commercial loans	85,003	93,725
Income tax receivable	384	1,378
Other assets	1,882	2,395
Discounted lease rentals assigned to lenders	5,778	8,448
	$492,780	$524,415
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 2,784	$ 1,338
Income taxes payable, including deferred taxes	23,212	24,441
Deposits	264,502	274,775
Borrowings	-	10,000
Other liabilities	4,997	5,791
Non-recourse debt	5,778	8,448
Total liabilities	301,273	324,793
Stockholders' Equity	191,507	199,622
	$492,780	$524,415